Media Contact:
Tracee Lee Beebe
Conversion Services International, Inc.
973-560-9400
tbeebe@csiwhq.com

Conversion Services International Announces New Chief Executive Officer; New Chief Strategy Officer

EAST HANOVER, N.J. April 15, 2009 -- Conversion Services International, Inc. (OTCBB: CVNS.OB) (CSI), a premier professional services firm focused on delivering business intelligence and business process optimization solutions to Global 2000 organizations and other businesses, today announced the appointment of a new president and chief executive officer, as well as a new strategic leadership role in the organization.

Lori Cohen has been promoted to President and Chief Executive Officer from Vice President of Technology to lead the company in its plans to expand its markets.  Ms. Cohen fills this position, previously held by Scott Newman, founder of CSI, who will now assume the newly created position of Chief Strategy Officer, as well as continue his role as Chairman of the Board. Newman’s new role will focus on corporate strategy and identifying growth opportunities.

Since its founding in 1990 by Mr. Newman, CSI’s early and continuing focus has been on helping Global 2000 companies achieve their information management goals. This focus has expanded to provide clients not only optimized information management environments to facilitate strategic decision-making, but also the ability to implement business process optimization to achieve corporate goals. “As a long time member of CSI and the leadership team, I’m honored to be serving as CEO as we move the organization to the next level of performance. CSI has a tremendous opportunity to enhance its offerings further and assist its clients in this challenging economic market,” said Lori Cohen, the company’s new CEO. “Mr. Newman and the team have done an excellent job building this organization over the past two decades. With the creation of the chief strategy officer position, Mr. Newman can best leverage his strengths by focusing on strategy and development to position the company for growth.”

Conversion Services International, Inc.
100 Eagle Rock Avenue • East Hanover, NJ  07936
973.560.9400 • www.csiwhq.com

Newman added, “We are faced with numerous opportunities to further our vision of becoming a leader in information management and business process optimization, helping our clients to improve customer relationships, increase ROI, and achieve corporate compliance.  The formation of this new position to drive the company’s strategic initiatives is a bold step by our Board to achieve this vision. As I move into this new role, I’m confident in the leadership strengths and abilities Ms. Cohen brings to the CEO position. In her role as Vice President of Technology, she has demonstrated her abilities to lead; and I look forward to working with her on expanding our target markets through our new strategic initiatives.”

Cohen is a hands-on strategist and leader with more than 25 years of experience in information management, as well as having significant expertise in both the financial services and pharmaceutical industries.  As Vice President of Technology at CSI for over 13 years, Ms. Cohen has provided subject matter expertise as well technical expertise to CSI’s global 2000 clients and served on the company’s technical advisory committee (TAC).  Her leadership skills and strengths have positioned her as the lead strategist and engagement manager on many of CSI’s high-profile engagements. She has been instrumental in developing the best practices for information management development currently in use at CSI. Cohen holds a bachelor’s degree in computer science from the State University of New York Oswego.

About Conversion Services International, Inc.

Conversion Services International, Inc. (CSI) is a leading provider of professional services focusing on strategic consulting, data warehousing, business intelligence, business process reengineering, as well as integration and information technology management solutions. CSI offers an array of products and services to help companies define, develop, and implement the warehousing and strategic use of both enterprise-wide and specific categories of strategic data. CSI's customers include ADP, Coach, Goldman Sachs, Liberty Mutual, Merck, Morgan Stanley, and Pfizer. Information about CSI can be found on the web at http://www.csiwhq.com or by calling its corporate headquarters at 888-CSI-5036.

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Conversion Services International, Inc.
100 Eagle Rock Avenue • East Hanover, NJ  07936
973.560.9400 • www.csiwhq.com